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                                CREDIT AGREEMENT
                       Dated as of January, 6, 1999
                                     among
                              ZOMAX CANADA COMPANY
                                  as Borrower,


                          THE LENDERS SIGNATORY HERETO

                               FROM TIME TO TIME,

                                  as Lenders,

                                      and

                     GENERAL ELECTRIC CAPITAL CANADA INC.,

                              as Agent and Lender

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

                                TABLE OF CONTENTS

                                                                            Page
1. AMOUNT AND TERMS OF CREDIT.................................................1
         1.1. Credit Facilities...............................................1
         1.2. Letters of Credit...............................................4
         1.3. Prepayments.....................................................5
         1.4. Use of Proceeds.................................................6
         1.5. Interest and Applicable Margins................................ 6
         1.6 Currency.........................................................8
         1.7. Eligible Accounts...............................................8
         1.8. Eligible Inventory.............................................10
         1.9. Cash Management Systems........................................11
         1.10. Fees..........................................................11
         1.11. Receipt of Payments...........................................12
         1.12. Application and Allocation of Payments........................12
         1.13. Loan Account and Accounting...................................13
         1.14 Indemnity......................................................13
         1.15. Access........................................................14
         1.16. Taxes.........................................................15
         1.17. Capital Adequacy; Increased Costs; Illegality.................15
         1.18. Single Loan...................................................17

2. CONDITIONS PRECEDENT......................................................17
         2.1. Conditions to the Initial Loans................................17
         2.2. Further Conditions to Each Loan................................18

3. REPRESENTATIONS AND WARRANTIES............................................19
         3.1. Corporate Existence; Compliance with Law.......................19
         3.2. Executive Offices..............................................19
         3.3. Corporate Power, Authorization, Enforceable Obligations........19
         3.4. Material Adverse Effect........................................20
         3.5. Ownership of Property; Liens...................................20
         3.6. Labor Matters..................................................20
         3.7. Ventures, Subsidiaries and Affiliates; Outstanding Stock
              and Indebtedness...............................................21
         3.8. Taxes..........................................................21
         3.9. No Litigation..................................................21
         3.10. Brokers.......................................................22
         3.11 Intellectual Property..........................................22
         3.12. Full Disclosure...............................................22
         3.13. Environmental Matters.........................................22
         3.14. Insurance.....................................................23
         3.15. Deposit and Disbursement Accounts.............................23
         3.16. Government Contracts..........................................23
         3.17. Customer and Trade Relations..................................23
         3.18. Agreements and Other Documents................................23
         3.19. Solvency......................................................24
         3.20. Year 2000 Representations.....................................24

4. FINANCIAL STATEMENTS AND INFORMATION......................................24
         4.1. Reports and Notices............................................24
         4.2. Communication with Accountants.................................24

5. AFFIRMATIVE COVENANTS.....................................................25
         5.1. Maintenance of Existence and Conduct of Business...............25
         5.2. Payment of Obligations.........................................25
         5.3. Books and Records..............................................25
         5.4. Insurance; Damage to or Destruction of Collateral..............25
         5.5. Compliance with Laws...........................................27
         5.6. Supplemental Disclosure........................................27
         5.7. Intellectual Property..........................................27
         5.8. Environmental Matters..........................................27
         5.9. Landlords' Agreements, Mortgagee Agreements and Bailee Letters.28
         5.10. Further Assurances............................................28
         5.11. Year 2000 Problems............................................29

6. NEGATIVE COVENANTS........................................................29
         6.1. Mergers, Subsidiaries, Etc.....................................29
         6.2. Investments; Loans and Advances................................29
         6.3. Indebtedness...................................................30
         6.4. Employee Loans and Affiliate Transactions......................30
         6.5. Capital Structure and Business.................................31
         6.6. Guaranteed Indebtedness........................................31
         6.7. Liens..........................................................31
         6.8. Sale of Stock and Assets.......................................31
         6.9. Financial Covenants............................................32
         6.10. Hazardous Materials...........................................32
         6.11. Sale-Leasebacks...............................................32
         6.12. Cancellation of Indebtedness..................................32
         6.13. Restricted Payments...........................................32
         6.14. Change of Corporate Name or Location; Change of Fiscal Year...32
         6.15. No Impairment of Intercompany Transfers.......................33
         6.16. No Speculative Transactions...................................33

7. TERM......................................................................33
         7.1. Termination....................................................33
         7.2. Survival of Obligations Upon Termination of Financing
              Arrangements...................................................33

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES....................................33
         8.1. Events of Default..............................................33
         8.2. Remedies.......................................................35
         8.3. Waivers by Borrower............................................36

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT.......................36
         9.1. Assignment and Participations..................................36
         9.2. Appointment of Agent...........................................37
         9.3. Agent's Reliance, Etc..........................................38
         9.4. GE Capital and Affiliates......................................38
         9.5. Lender Credit Decision.........................................39
         9.6. Indemnification................................................39
         9.7. Successor Agent................................................39
         9.8. Setoff and Sharing of Payments.................................40
         9.9. Advances; Payments; Non-Funding Lenders; Information;
              Actions in Concert.............................................41

10. SUCCESSORS AND ASSIGNS...................................................43
         10.1. Successors and Assigns........................................43

11. MISCELLANEOUS............................................................43
         11.1. Complete Agreement; Modification of Agreement.................43
         11.2. Amendments and Waivers........................................43
         11.3. Fees and Expenses.............................................45
         11.4. No Waiver.....................................................46
         11.5. Remedies......................................................46
         11.6. Severability..................................................46
         11.7. Conflict of Terms.............................................47
         11.8. Confidentiality...............................................47
         11.9. GOVERNING LAW.................................................47
         11.10. Notices......................................................48
         11.11. Section Titles...............................................48
         11.12. Counterparts.................................................48
         11.13. Press Releases...............................................48
         11.14. Reinstatement................................................49
         11.15 Advice of Counsel.............................................49
         11.16 No Strict Construction........................................49

                               INDEX OF APPENDICES


Exhibit 1.1(a)(i)          -    Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)         -    Form of Revolving Note
Exhibit 1.1(b)             -    Form of Term Note
Exhibit 1.1(c)(ii)         -    Form of Swing Line Note
Exhibit 1.5(e)             -    Form of Notice of Conversion/Continuation
Exhibit 4.1(b)             -    Form of Borrowing Base Certificate
Exhibit 9.1(a)             -    Form of Assignment Agreement

Schedule 1.1               -    Responsible Individual
Schedule 1.4               -    Sources and Uses; Funds Flow Memorandum
Schedule 3.2               -    Executive Offices; FEIN
Schedule 3.5               -    Real Estate and Leases
Schedule 3.6               -    Labor Matters
Schedule 3.7               -    Ventures, Subsidiaries and Affiliates;
                                Outstanding Stock
Schedule 3.8               -    Tax Matters
Schedule 3.9               -    Litigation
Schedule 3.11              -    Intellectual Property
Schedule 3.13              -    Hazardous Materials
Schedule 3.14              -    Insurance
Schedule 3.15              -    Deposit and Disbursement Accounts
Schedule 3.16              -    Government Contracts
Schedule 3.18              -    Material Agreements
Schedule 5.1               -    Trade Names
Schedule 6.3               -    Indebtedness
Schedule 6.4(a)            -    Transactions with Affiliates
Schedule 6.7               -    Existing Liens

Annex A (Recitals)         -    Definitions
Annex B (Section 1.2)      -    Letters of Credit
Annex C (Section 1.9)      -    Cash Management System
Annex D (Section 2.1(a))   -    Schedule of Additional Closing Documents
Annex E (Section 4.1(a))   -    Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))   -    Collateral Reports
Annex G (Section 6.9)      -    Financial Covenants
Annex H (Section 9.9(a))   -    Lenders' Wire Transfer Information
Annex I (Section 11.10)    -    Notice AddressesAnnex J (from Annex A-
   Commitments definition) -    Commitments as of Closing Date

                  CREDIT AGREEMENT, dated as of January _____, 1999 among ZOMAX CANADA COMPANY (formerly, by change of name, 3024203 Nova Scotia Company) a Nova Scotia unlimited liability company ("Borrower"); GENERAL ELECTRIC CAPITAL CANADA INC., an Ontario corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders; and the other Lenders signatory hereto from time to time.

                                    RECITALS

                  WHEREAS, Borrower desires that Lenders extend revolving and term credit facilities to Borrower of up to the Canadian Dollar Equivalent of Seven Million Five Hundred Thousand United States Dollars (USD $7,500,000) in the aggregate for the purpose of funding a portion of the Acquistion and providing (a) working capital financing for Borrower, and (b) funds for other general corporate purposes of Borrower; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

                  WHEREAS, Borrower desires to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property; and

                  WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.       AMOUNT AND TERMS OF CREDIT

                  1.1.     Credit Facilities.

                  (a)      Revolving Credit Facility.

                  (i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of
         (A) the Maximum Amount and (B) the Borrowing Base, in each case less the sum of the Letter of Credit Obligations and the Swing Line Loan outstanding at such time ("Borrowing Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower to the representative of Agent identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than (1) 11:00 a.m. (Toronto time) on the Business Day of the proposed Revolving Credit Advance, in the case of a Canadian Index Rate Loan, or (2) 11:00 a.m. (Toronto time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a BA Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a BA Rate, it must comply with Section 1.5(e).

                  (ii) Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of each Revolving Lender's Revolving Loan Commitment or, if less, the applicable Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

                  (iii) At the request of Borrower, in its discretion Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Revolving Lenders in amounts which cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"), and no such event or occurrence shall cause or constitute a waiver by Agent or Lenders of any Default or Event of Default that may result therefrom or of Agent's, the Swing Line Lender's or Revolving Lenders' right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists or would result therefrom. In addition, Overadvances may be made even if the conditions to lending set forth in
         Section 2 have not been met. All Overadvances shall constitute Canadian Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $500,000 at any time, shall not cause the Revolving Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by Revolving Lenders holding fifty percent (50%) or more of the Revolving Loan Commitments.

                  (b)      Term Loan.

                  (i) Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan on the Closing Date to Borrower (the "Term Loan") in the original principal amount of its Term Loan Commitment. The obligations of each Term Lender hereunder shall be several and not joint. The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b) (each a "Term Note" and collectively the "Term Notes"), and Borrower shall execute and deliver a Term Note to each Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender's Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

                  (ii) Borrower shall pay the principal amount of the Term Loan in twenty (20) consecutive quarterly installments of $189,987.50 on the first day of January, April, July and October of each year, commencing April 1, 1999.

                  Notwithstanding the foregoing, the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.

                  (iii) Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender's respective Term Loan Commitment.

                  (c)      Swing Line Facility.

                  (i) Agent shall notify the Swing Line Lender upon Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum Amount and (except for Overadvances) the Borrowing Base, in each case, less the outstanding balance of the Revolving Loan at such time ("Swing Line Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit advance delivered by Borrower to Agent in accordance with Section 1.1(a). Those notices must be given no later than 12:00 noon. (Toronto time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one (1) Business Day's prior written notice from Agent or Requisite Revolving Lenders instructing it not to make the Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in
         Section 2.2 of this Agreement (other than the condition precedent set forth in Section 2.2(e) of this Agreement), be entitled to fund such Swing Line Advance and, in connection with such Swing Line Advance, to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or to purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Canadian Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

                  (ii) Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (the "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

                  (iii) Refunding of Swing Line Loans. The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Canadian Index Rate Loan) in an amount equal to such Revolving Lender's Pro Rata Share of the principal amount of the Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) shall have occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (Toronto time), in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

                  (iv) Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) shall have occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender will, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.

                  (v) Revolving Lenders' Obligations Unconditional. Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participating interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including
         (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Section 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Canadian Index Rate thereafter.

                  (d) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

                  1.2.     Letters of Credit.

                  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

                  1.3.     Prepayments.

                  (a) Voluntary Prepayments. Borrower may at any time on at least sixty (60) days' prior written notice to Agent voluntarily prepay all or part of the Term Loan; provided that any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount. In addition, Borrower may at any time on at least sixty (60) days' prior written notice to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full. Any such voluntary prepayment and any such termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by Section 1.10(c), if any, plus the payment of any BA funding breakage costs in accordance with Section 1.14(b). Upon any such prepayment and termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be terminated. Any partial prepayments of the Term Loan made by Borrower shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity.

                  (b)      Mandatory Prepayments.

                  (i) If at any time the outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, less, in each case, the outstanding Swing Line Loan at such time, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid only on demand. If at any time the outstanding balance of the Revolving Loan exceeds USD $5,000,000, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.

                  (ii) Immediately upon receipt by Borrower of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of Borrower, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

                  (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to clause (b)(ii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; third, to prepay the scheduled installments of the Term Loan in inverse order of maturity, until such Loan shall have been prepaid in full; fourth, to interest then due and payable on the Swing Line Loan; fifth, to the principal balance of the Swing Line Loan until the same shall have been repaid in full; sixth, to interest then due and payable on the Revolving Credit Advances; seventh, to the outstanding principal balance of Revolving Credit Advances consisting of Canadian Index Rate Loans until the same shall have been paid in full; eighth, to the outstanding principal balance of Revolving Credit Advances consisting of BA Loans until the same have been paid in full; and ninth, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

                  (d) Application of Prepayments from Insurance Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) shall be applied as follows: insurance proceeds from casualties or losses to cash or Inventory shall be applied first, to the Swing Line Loans; second, to the Revolving Credit Advances consisting of Canadian Index Rate Loans; and third, to the Revolving Credit Advances consisting of BA Loans; insurance proceeds from casualties or losses to Equipment, Fixtures and Real Estate shall be applied to scheduled installments of the Term Loan in inverse order of maturity. Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments. If the precise amount of insurance proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by Agent, subject to the approval of Requisite Lenders.

                  (e) Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction referred to in clause (b)(ii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

                  1.4.     Use of Proceeds.

                  Borrower shall utilize the proceeds of the Term Loan, the Revolving Loan and the Swing Line Loan solely for the Acquisition (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.13). Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

                  1.5.     Interest and Applicable Margins.

                  (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Canadian Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable BA Rate plus the Applicable Revolver BA Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; (ii) with respect to the Term Loan, the Canadian Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable BA Rate plus the Applicable Term Loan BA Margin per annum; and (iii) with respect to the Swing Line Loan, the Canadian Index Rate plus the Applicable Revolver Index Margin per annum.

                  The Applicable Revolver Index Margin, Applicable Term Loan Index Margin, Applicable Revolver BA Margin, Applicable Term Loan BA Margin , Applicable L/C Margin and Applicable Unused Line Fee Margin will be seven-tenths of one percent (0.70%), ninety-five-one hundredths of one percent (0.95%), two percent (2.00%), two and one-quarter percent (2.25%), two percent (2.00%) and three-eighths of one percent (0.375%) per annum, respectively; provided, that after the Closing Date, if GE Capital or its Affiliates in good faith determine that GE Capital is unable to assign such portion of the Commitments as GE Capital deems appropriate because of the foregoing Applicable Margins, Agent may adjust the foregoing Applicable Margins to effectuate such assignment.

                  (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of BA Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a three hundred and sixty
(360) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Canadian Index Rate shall be determined each day based upon the Canadian Index Rate as in effect each day. Each determination by Agent of an interest rate and Fees hereunder shall be conclusive, absent manifest error.

                  (d) So long as an Event of Default shall have occurred and be continuing under Section 8.1(a), (h) or (i), or so long as any other Event of Default shall have occurred and be continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percent (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

                  (e) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advances be made as a BA Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Canadian Index Rate Loans to BA Loans, (iii) convert any BA Loan to an Canadian Index Rate Loan, subject to payment of BA breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the BA Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a BA Loan upon the expiration of the applicable BA Period and the succeeding BA Period of that continued Loan shall commence on the last day of the BA Period of the Loan to be continued. Any Loan to be made or continued as, or converted into, a BA Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 11:00 a.m. (Toronto time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the BA Rate, (2) the end of each BA Period with respect to any BA Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Canadian Index Rate Loan to a BA Loan for a BA Period designated by Borrower in such election. If no election is received with respect to a BA Loan by 11:00 a.m. (Toronto time) on the third (3rd) Business Day prior to the end of the BA Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in
Section 2.2 shall not have been satisfied), that BA Loan shall be converted to an Canadian Index Rate Loan at the end of its BA Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e). No Loan may be made as or converted into a BA Loan until five (5) Business Days after the Closing Date and no BA Loan shall have a BA Period of more than one (1) month until ninety (90) days after the Closing Date.

                  (f) Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.12 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

                  1.6      Currency.

                  Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.9) without set-off or counterclaim not later than 2:00 p.m. (Toronto time) on the day when due in lawful money of Canada in immediately available funds to the Collection Account.

                  1.7      Eligible Accounts.

                  Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Accounts of Borrower shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account constitutes an Eligible Account, Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of Supermajority Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include any Account of Borrower:

                  (a) which does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business;

                  (b) (i) upon which Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or
(ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to Borrower's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

                  (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

                  (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

                  (e) with respect to which an invoice, acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

                  (f) that (i) is not owned by Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

                  (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity which has any common officer or director with any Credit Party;

                  (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or any applicable state statute or municipal ordinance of similar purpose and effect with respect to such obligation, or that is the obligation of an Account Debtor that is the Canada government or a political subdivision thereof, or any provincial or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Financial Administration Act, and any amendments thereto, or any applicable provincial statute or municipal ordinance of similar purpose and effect with respect to such obligation

                  (i) that is the obligation of an Account Debtor located in a foreign country unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer;

                  (j) to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

                  (k) that arises with respect to goods which are delivered on a bill-and-hold (unless the Account Debtor thereof is unconditionally obligated to purchase such goods), cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

                  (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

                  (i) it is not paid within the earlier of sixty (60) days following its due date or one hundred twenty (120) days following its original invoice date;

                  (ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

                  (iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, provincial or foreign receivership, insolvency relief or other law or laws for the relief of debtors;

                  (m) which is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.7;

                  (n) as to which Agent's Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

                  (o) as to which any of the representations or warranties pertaining to Accounts set forth in this Agreement or the Security Agreement is untrue;

                  (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

                  (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable discretion;

                  (r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed twenty-five percent (25%) of all Eligible Accounts;

                  (s) which is payable in any currency other than Dollars or US Dollars; or

                  (t) which is unacceptable to Agent in its reasonable credit judgment.

                  1.8      Eligible Inventory.

                  Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Inventory of Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory constitutes Eligible Inventory, Agent shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with to Eligible Inventory in its reasonable credit judgment, subject to the approval of Supermajority Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of Borrower that:

                  (a) is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower's performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders;

                  (b) is (i) not located on premises owned by Borrower or (ii) is stored with a bailee, warehouseman or similar Person or located on premises leased by Borrower, unless Agent has given its prior consent thereto and unless
(x) a satisfactory bailee letter or landlord waiver has been delivered to Agent, or (y) Reserves satisfactory to Agent have been established with respect thereto, or (iii) located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

                  (c) is placed on consignment or is in transit;

                  (d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

                  (e) in Agent's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

                   (f) consists of display items, items bearing a customer's name, logo or product name or otherwise dedicated to specific customer orders (unless such items are subject to a sales contract with a customer of Borrower containing terms and conditions satisfactory to Agent), or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

                  (g) consists of goods which have been returned by the buyer;

                  (h) is not of a type held for sale in the ordinary course of Borrower's business;

                  (i) as to which Agent's Lien, on behalf of itself and Lenders, therein is not a first priority perfected Lien;

                  (j) as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Security Agreement is untrue;

                  (k) consists of any costs associated with "freight-in" charges;

                  (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

                  (m) is not covered by casualty insurance acceptable to Agent;
or

                  (n) is otherwise unacceptable to Agent in its reasonable credit judgment.

                  1.9      Cash Management Systems.

                  On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described on Annex C (the "Cash Management Systems").

                  1.10     Fees.

                  (a) As additional compensation for the Revolving Lenders, Borrower agrees to pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower's non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which the such fee is due.

                  (b) If Borrower prepays all or any portion of the Term Loan or prepays the Revolving Loan and terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount determined by multiplying the Applicable Percentage (as defined below) by (i) the principal amount of the Term Loan prepaid, and (ii) the amount of the Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean, with respect to the Revolving Loan Commitment, (x) two percent (2%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, and (y) one percent (1%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, and with respect to the Term Loan,
(x) two percent (2%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, and (y) one percent (1%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower (A) upon a mandatory prepayment made pursuant to Sections 1.3(b) or 1.17(c); provided that in the case of prepayments made pursuant to Section 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6; or (B) upon a prepayment in full of the Loans and termination of the Revolving Loan Commitment within ninety (90) days following the date the Applicable Margins are adjusted pursuant to the proviso set forth in the second paragraph of Section 1.5(a).

                  1.11     Receipt of Payments.

                  Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Toronto time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received (i) on the day of receipt of immediately available funds therefor in the Collection Account, if received prior to 2:00 p.m., Toronto time, and (ii) on the first Business Day after the day of receipt of immediately available funds therefor in the Collection Account, if received after 2:00 p.m., Toronto time. For purposes of computing interest, all payments shall be deemed received (i) on the first Business Day after the date of receipt of immediately available funds therefor in the Collection Account, if received prior to 2:00 p.m., Toronto time, and (ii) on the second Business Day after the day of receipt of immediately available funds therefor in the Collection Account, if received after 2:00 p.m., Toronto time.

                  1.12     Application and Allocation of Payments.

                  (a) So long as no Default or Event of Default shall have occurred and be continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to the Swing Line Loan and the Revolving Loan (first, to the portion of the Revolving Loan consisting of Canadian Index Rate Loans and then, to the portion of the Revolving Loan consisting of BA Loans); (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to each other payment, and as to all payments made when a Default or Event or Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan;
(5) to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

                  (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the aggregate balance of the Revolving Loan and the Swing Line Loan to exceed Borrowing Availability. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

                  1.13     Loan Account and Accounting.

                  Agent shall maintain a loan account (the "Loan Account") on its books to record: all Advances and the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

                  1.14     Indemnity.

                  (a) Borrower shall indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                  (b) To induce Lenders to provide the BA Rate option on the terms provided herein, if (i) any BA Loans are repaid in whole or in part prior to the last day of any applicable BA Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any BA Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of BA Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a BA Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant BA Loan through the purchase of a deposit bearing interest at the BA Rate in an amount equal to the amount of that BA Loan and having a maturity comparable to the relevant BA Period; provided, however, that each Lender may fund each of its BA Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.14(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

                  1.15     Access.

                  Borrower shall, during normal business hours, from time to time upon three (3) Business Days' prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party; provided, that so long as no Event of Default exists, Borrower shall not be liable under Section 11.3(f) for more than two (2) such inspections in any Fiscal Year. If a Default or Event of Default shall have occurred and be continuing or if access is necessary to preserve or protect the Collateral as determined by the Agent, Borrower shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Borrower shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Agent may request. Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for any Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by any Credit Party. Agent will give Lenders at least ten (10) days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.

                  1.16     Taxes.

                  (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.16, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.16) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt or other documentation evidencing payment thereof.

                  (b) Borrower shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.16) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                  1.17     Capital Adequacy; Increased Costs; Illegality.

                  (a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.17(b).

                  (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any BA Loan, then, unless that Lender is able to make or to continue to fund or to maintain such BA Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain BA Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding BA Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Canadian Index Rate.

                  (d) Replacement of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 1.16(a), 1.17(a) or 1.17(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this
Section 1.17(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.16(a), 1.17(a) and 1.17(b).

                  1.18     Single Loan.

                  All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

2.       CONDITIONS PRECEDENT

                  2.1.     Conditions to the Initial Loans.

                  No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Agent.

                  (b) Termination of Liens. All Liens upon any of the property of Borrower or any of its Subsidiaries that do not constitute Permitted Encumbrances shall have been discharged.

                  (c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

                  (d) Opening Availability; Solvency. The Eligible Accounts and Eligible Inventory of Borrower supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrower with Net Borrowing Availability, after giving effect to the initial Revolving Credit Advance, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least [$ ]. After giving effect to the Related Transactions, Credit Parties shall be Solvent, on a consolidated and consolidating basis.

                  (e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in
Section 1.10 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

                  (f) Due Diligence; Capital Structure; Other Indebtedness. Agent and the Lenders shall have completed all business and legal due diligence and the results thereof shall be satisfactory to Agent and Lenders. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

                  (g) Consummation of Related Transactions. Agent shall have received fully executed copies of the Acquisition Agreement and each of the other Related Transactions Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. Upon the initial funding of the Loans, the Acquisition and the other Related Transactions shall have been consummated in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents.

                  (h) Consummation of US Loan Transactions. Agent shall have received fully executed copies of the US Credit Agreement and each of the other US Loan Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. All of the conditions precedent set forth in the US Loan Documents shall have been satisfied in full.

                  2.2.     Further Conditions to Each Loan.

                  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, convert or continue any Loan as a BA Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

                  (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Revolving Lenders shall have determined not to make such Loan, convert or continue such Loan as a BA Loan, or incur such Letter of Credit Obligation due to the fact that such warranty or representation is untrue or incorrect; or

                  (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof as determined in good faith by the Requisite Revolving Lenders; or

                  (c) Any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Loan or the incurrence of any Letter of Credit Obligation, and Agent or Requisite Revolving Lenders shall have determined not to make such Loan, convert or continue such Loan as a BA Loan, or incur such Letter of Credit Obligation on the basis of such Default or Event of Default;

                  (d) After giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount, less, in each case, the then outstanding principal amount of the Swing Line Loan; or

                  (e) After giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed Swing Line Availability.

The request and acceptance by Borrower of the proceeds of any Loan, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a BA Loan, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.       REPRESENTATIONS AND WARRANTIES

                  To induce Lenders to make the Loans and to incur Letter of Credit Obligations, Borrower makes the following representations and warranties to Agent and each Lender, after giving effect to the Acquisition, with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

                  3.1.     Corporate Existence; Compliance with Law.

                  Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.2.     Executive Offices

                  As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in Disclosure Schedule (3.2), and none of such locations have changed within the twelve (12) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal tax identification number of each Credit Party.

                  3.3. Corporate Power, Authorization, Enforceable Obligations.

                  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws;
(d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

                  3.4.     Material Adverse Effect.

                  Between December 27, 1997 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into or assumed by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and
(c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 27, 1997 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

                  3.5.     Ownership of Property; Liens.

                  As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.5) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned real estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.5), and copies of all such leases or a summary of terms thereof satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.5) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.5) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

                  3.6.     Labor Matters.

                  As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Employment Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.6), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Disclosure Schedule (3.6) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.6), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

                  3.7. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

                  Except as set forth in Disclosure Schedule (3.7), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Subsidiary of Borrower is set forth on Disclosure Schedule (3.7). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

                  3.8.     Taxes.

                  (a) All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.8) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by Revenue Canada or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.8), no Credit Party has executed or filed with Revenue Canada or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee.

                  3.9.     No Litigation.

                  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.9), as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $100,000 or injunctive relief or alleges criminal misconduct of any Credit Party.

                  3.10.    Brokers.

                  No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

                  3.11.    Intellectual Property.

                  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.11) hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

                  3.12.    Full Disclosure.

                  No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral other than Accounts.

                  3.13.    Environmental Matters.

                  (a) Except as set forth in Disclosure Schedule (3.13), as of the Closing Date: (i) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $25,000;
(ii) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to exceed $25,000, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $25,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party; (v) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under the Environmental Protection Act ("EPA") or analogous statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under EPA or analogous statutes; and (vi) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

                  (b) Borrower hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

                  3.14.    Insurance.

                  Disclosure Schedule (3.14) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

                  3.15.    Deposit and Disbursement Accounts.

                  Disclosure Schedule (3.15) lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

                  3.16.    Government Contracts.

                  Except as set forth in Disclosure Schedule (3.16), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Financial Administration Act, as amended (31 U.S.C. Section 3727) or any similar law.

                  3.17.    Customer and Trade Relations.

                  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in, the business relationship of any Credit Party with any customer (other than Hewlett Packard and Boreland) or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier material to its operations.

                  3.18.    Agreements and Other Documents.

                  As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any it is subject and each of which are listed on Disclosure Schedule (3.18): supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $100,000 per annum; any lease of Equipment having a remaining term of one (1) year or longer and requiring aggregate rental and other payments in excess of $50,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments or documents evidencing Indebtedness of such Credit Party and any security interest granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

                  3.19.    Solvency.

                  Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Acquisition, the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

                  3.20.    Year 2000 Representations.

                  Each Credit Party has completed a Year 2000 Assessment, a copy of which has been delivered to Agent.

4.       FINANCIAL STATEMENTS AND INFORMATION

                  4.1.     Reports and Notices.

                  (a) Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and/or Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

                  (b) Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and/or Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

                  4.2.     Communication with Accountants.

                  Borrower authorizes Agent and, so long as a Default or Event of Default shall have occurred and be continuing, each Lender, to communicate directly with its independent chartered accountants, and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.       AFFIRMATIVE COVENANTS

                  Borrower agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

                  5.1.     Maintenance of Existence and Conduct of Business.

                  Each Credit Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

                  5.2.     Payment of Obligations.

                  (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

                  (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest,
(iv) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

                  5.3.     Books and Records.

                  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(A)) to the US Credit Agreement.

                  5.4.     Insurance; Damage to or Destruction of Collateral.

                  (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.14) as in effect on the date hereof or otherwise in form and amounts and with insurers acceptable to Agent as may be required pursuant to (b) below. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

                  (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's reasonable credit judgment, adequately protect both Agent's and Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

                  (c) Borrower shall deliver to Agent, in form and substance satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $500,000, as Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power of attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Agent shall permit Borrower to replace, restore, repair or rebuild the property; provided that if Borrower has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within one hundred eighty (180) days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds which are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance be made to Borrower in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

                  5.5.     Compliance with Laws.

                  Each Credit Party shall comply with all federal, state, provincial, local and foreign laws and regulations applicable to it, including those relating to labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  5.6.     Supplemental Disclosure.

                  From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

                  5.7.     Intellectual Property.

                  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

                  5.8.     Environmental Matters.

                  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $25,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $25,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

                  5.9. Landlords' Agreements, Mortgagee Agreements and Bailee Letters.

                  Each Credit Party shall obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location, and shall otherwise be satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), and such landlord, mortgagee or bailee has a contractual or statutory Lien, then Borrower's Eligible Inventory at that location shall, in Agent's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent (which consent, in Agent's discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent if such landlord, warehouseman, processor or converter has a contractual or statutory Lien) or, unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location if such landlord, warehouseman, processor or converter has a contractual or statutory Lien. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

                  5.10.    Further Assurances.

                  Borrower agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

                  5.11.    Year 2000 Problems.

                  On or prior to January 31, 1999, each Credit Party shall complete and deliver to Agent a Year 2000 Corrective Plan. On or prior to September 30, 1999, each Credit Party shall implement Year 2000 Corrective Actions. On or before October 31, 1999, each Credit Party shall complete Year 2000 Corrective Actions and Year 2000 Implementation Testing. On or before November 30, 1999, each Credit Party shall eliminate all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

6.       NEGATIVE COVENANTS

                  Borrower agrees as to all Credit Parties that, without the prior written consent of Agent and the Requisite Lenders, from and after the date hereof until the Termination Date:

                  6.1.     Mergers, Subsidiaries, Etc.

                  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person.

                  6.2.     Investments; Loans and Advances.

                  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrower does not exceed $20,000; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) so long as no Default or Event of Default shall have occurred and be continuing and there is no outstanding Revolving Loan balance, Borrower may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by Canada or the United States of America or any agency thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from Canada Bond Rating Service, Dominion Bond Rating Service, Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one (1) year from the date of creation thereof, issued by commercial banks incorporated under the laws of Canada or the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits, maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and (d) Borrower may enter into intercompany loans with the Parent Company, as permitted under the US Credit Agreement.

                  6.3.     Indebtedness.

                  (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capitalized Leases permitted in clause (c) of Section 6.7, (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (v) Indebtedness consisting of intercompany loans and advances made by Parent LLC to the Borrower permitted under the US Credit Agreement; and (vi) Indebtedness consisting of intercompany loans and advances made by the Parent LLC to the Borrower so long as the Borrower shall have executed and delivered to the Parent LLC, on the Closing Date, an Intercompany Note to evidence such intercompany Indebtedness owing at any time by the Borrower to the Parent LLC, which Intercompany Note shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Agent as additional collateral security for the guaranty executed by the Parent LLC to Agent.

                  (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations, and (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(c) or (d).

                  6.4.     Employee Loans and Affiliate Transactions.

                  (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $50,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described on Disclosure Schedule (6.4(a)).

                  (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to their respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $25,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding.

                  6.5.     Capital Structure and Business.

                  No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) except for Borrower, make any change in its capital structure as described on Disclosure Schedule (3.8), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, or (c) amend its charter or bylaws in a manner which would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

                  6.6.     Guaranteed Indebtedness.

                  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

                  6.7.     Liens.

                  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7); and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $ outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed one hundred percent (100%) of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

                  6.8.     Sale of Stock and Assets.

                  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts, other than (a) the sale of Inventory in the ordinary course of business; (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $50,000 in any single transaction or $250,000 in the aggregate in any Fiscal Year and (c) other Equipment and Fixtures having a value not exceeding $50,000 in any single transaction or $250,000 in the aggregate in any Fiscal Year. With respect to any disposition of assets or other properties permitted pursuant to clause (b), and clause(c) above, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate discharge statements and other releases as reasonably requested by Borrower.

                  6.9.     Financial Covenants.

                  Borrower shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex G.

                  6.10.    Hazardous Materials.

                  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities which could not reasonably be expected to have a Material Adverse Effect.

                  6.11.    Sale-Leasebacks.

                  No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets, except that the Borrower may engage in a sale-leaseback of its premises so long as the landlord of such premises executes and delivers to Agent a landlord waiver in form and substance satisfactory to Agent.

                  6.12.    Cancellation of Indebtedness.

                  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

                  6.13.    Restricted Payments.

                  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances to the extent permitted by Section 6.3 above,
(b) dividends and distributions by Subsidiaries of Borrower paid to Borrower,
(c) dividends and distributions by Borrower to the Parent Company, and (d) employee loans permitted under Section 6.4(c) above.

                  6.14. Change of Corporate Name or Location; Change of Fiscal Year.

                  No Credit Party shall (a) change its corporate name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in Canada. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading, except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

                  6.15.    No Impairment of Intercompany Transfers.

                  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

                  6.16.    No Speculative Transactions.

                  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

7.       TERM

                  7.1.     Termination.

                  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

                  7.2. Survival of Obligations Upon Termination of Financing Arrangements.

                  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11, the payment obligations under Sections 1.16 and 1.17, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                  8.1.     Events of Default.

                  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.

                  (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.9, 5.4 or 6, or any of the provisions set forth in Annexes C or G, respectively.

                  (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) days or more.

                  (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

                  (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $100,000 in the aggregate, or
(ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $100,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

                  (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                  (g) Assets of any Credit Party with a fair market value of $100,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

                  (h) A case or proceeding shall have been commenced by or against any Credit Party seeking a decree or order in respect of any Credit Party (i) under Title 11 of the United States Code, Companies Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada), as now constituted or hereafter amended or any other applicable federal, provincial, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or of any substantial part of any such Person's assets, or
(iii) ordering the winding-up or liquidation of the affairs of any Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  (i) Any Credit Party (i) shall file a petition seeking relief under Title 11 of the United States Code or a proposal under the Bankruptcy and Insolvency Act (Canada), as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, or (iv) shall take any corporate action in furtherance of any of the foregoing, or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

                  (j) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

                  (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                  (l) Any Change of Control shall occur.

                  (m) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrower generating more than thirty percent (30%) of Borrower's revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than sixty (60) days; and

                  (n) An "Event of Default" as defined in the US Credit Agreement shall occur.

                  8.2.     Remedies.

                  (a) If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Revolving Lenders, shall), without notice, suspend the Revolving Loan facility with respect to further Advances and/or the incurrence of further Letter of Credit Obligations whereupon any further Advances and the incurrence of further Letter of Credit Obligations shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

                  (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations;
(ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; and (iii) exercise any rights and remedies provided to Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or
(i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

                  8.3.     Waivers by Borrower.

                  Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

                  9.1.     Assignment and Participations.

                  (a) Borrower consents to any Lender's assignment of, and/or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall (i) require the consent of Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower (which shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, the percentage assigned shall equal the percentage of the Commitment (as defined in the US Credit Agreement) assigned by the assigning Lender (or its Affiliate) under the US Credit Agreement; (iv) be conditioned on the percentage assigned equaling the percentage of the Commitment assigned by the assigning Lender (or its Affiliates) under the U.S. Credit Agreement unless Agent otherwise consents to a different percentage; and (v) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.

                  (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.16, 1.17 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                  (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                  (d) Borrower shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

                  (e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

                  9.2.     Appointment of Agent.

                  GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

                  If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.

                  9.3.     Agent's Reliance, Etc.

                  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  9.4.     GE Capital and Affiliates.

                  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

                  9.5.     Lender Credit Decision.

                  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) of the US Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

                  9.6.     Indemnification.

                  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

                  9.7.     Successor Agent.

                  Agent may resign at any time by giving not less than thirty
(30) days' prior written notice thereof to Lenders and Borrower, and if the Commitment of GE Capital plus the "Commitment" (as defined in the US Credit Agreement) of GE Capital (US)) is less than USD $20,000,000 as to the Borrower and the Parent Company, combined, at any time, GE Capital will, at the written request of Borrower, resign as Agent. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of Canada or the United States of America or of any State thereof and has a combined capital and surplus of at least USD $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                  9.8.     Setoff and Sharing of Payments.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender's obligation under this Section 9.8 shall be in addition to and not limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

                  9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

                  (a)      Advances; Payments.

                  (i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Advance and in any event prior to 12:00 p.m. (Chicago time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 3:00 p.m. (Toronto time) on the requested funding date, in the case of an Canadian Index Rate Loan and not later than 11:00 a.m. (Toronto time) on the requested funding date in the case of a BA Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                  (ii) On the second Business Day of each calendar week or more frequently as aggregate cumulative payments in excess of $500,000 are received with respect to the Loans (other than the Swing Line Loan) (each, a "Settlement Date"), Agent will advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that such Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent will pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of that Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 1:00 p.m. (Toronto time) on the next Business Day following each Settlement Date.

                  (b) Availability of Lender's Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without set-off, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

                  (c)      Return of Payments.

                  (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

                  (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                  (iii) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Revolving Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or to purchase a participation required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders", "Requisite Revolving Lenders" or "Supermajority Revolving Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

                  (iv) Dissemination of Information. Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

                  (v) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.

10.      SUCCESSORS AND ASSIGNS

                  10.1.    Successors and Assigns.

                  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.      MISCELLANEOUS

                  11.1.    Complete Agreement; Modification of Agreement.

                  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter and/or fee letter between any Credit Party and Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

                  11.2.    Amendments and Waivers.

                  (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                  (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which increases the percentage advance rates set forth in the definition of the Borrowing Base, or which makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.7 and 1.8, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which waives compliance with the conditions precedent set forth in
Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

                  (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $ in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms "Requisite Lenders", "Requisite Revolving Lenders" or "Supermajority Revolving Lenders" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this
Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                  (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                  (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) and in clauses
         (ii), (iii) and (iv) below being referred to as a "Non-Consenting Lender"), or

                  (ii) requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Revolving Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained, or

                  (iii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding fifty-one percent (51%) or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained, or

                  (iv) requiring the consent of Requisite Lenders, the consent of Lenders holding fifty-one percent (51%) or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower's request Agent, or a Person acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (e) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.14), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

                  11.3.    Fees and Expenses.

                  Borrower shall reimburse Agent for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrower shall reimburse Agent (and, with respect to clauses (c), (d) and (e) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

                  (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Loans;

                  (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                  (d) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                  (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

                  (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

                  11.4.    No Waiver.

                  Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

                  11.5.    Remedies.

                  Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

                  11.6.    Severability.

                  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  11.7.    Conflict of Terms.

                  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                  11.8.    Confidentiality.

                  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments (who have a similar obligation to maintain such information as confidential); (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advise of Agent's or such Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) which ceases to be confidential through no fault of Agent or such Lender.

                  11.9.    GOVERNING LAW.

                  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT PROVINCE AND ANY APPLICABLE LAWS OF CANADA. EACH CREDIT PARTY AND EACH LENDER HEREBY CONSENTS AND AGREES THAT THE COURTS OF ONTARIO SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY AND EACH LENDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY AND EACH LENDER HEREBY WAIVES ANY OBJECTION WHICH SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY AND EACH LENDER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AND EACH LENDER AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S OR SUCH LENDER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

                  11.10.   Notices.

                  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the Canadian or United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or Canadian or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated on Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                  11.11.   Section Titles.

                  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  11.12.   Counterparts.
                  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

                  11.13.   Press Releases.

                  Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrower or such Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Borrower for review and comment at least two (2) Business Days prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Borrower's consent which shall not be unreasonably withheld or delayed.

                  11.14.   Reinstatement.

                  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

                  11.15.   Advice of Counsel.

                  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Section 11.9, with its counsel.

                  11.16.   No Strict Construction.

                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                   ZOMAX CANADA COMPANY, as Borrower


                                   By /s/ James T. Anderson
                                   Title President


                                   GENERAL ELECTRIC CAPITAL CANADA INC.,
                                     as Agent and Lender


                                   By /s/ Trevor Clark
                                   Title Duly Authorized Signatory

                               ANNEX A (Recitals)
                                       to
                                CREDIT AGREEMENT

                                   DEFINITIONS


                  Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all section references in the following definitions shall refer to Sections of the Agreement:

                  "Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

                  "Accounts" shall mean all "accounts," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Credit Party, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the
PPSA), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services,
(c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods),
(d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

                  "Acquisition" shall mean the acquisition described in the Acquisition Agreement.

                  "Acquisition Agreement" shall mean the Asset Purchase and Sale Agreement between KAO Infosystems Canada Inc. and Borrower dated November 28, 1998.

                  "Advance" shall mean any Revolving Credit Advance or Swing Line Advance as the context may require.

                  "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons,
(b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

                  "Agent" shall mean GE Capital or its successor appointed pursuant to Section 9.7.

                  "Agreement" shall mean the Credit Agreement by and among Borrower, GE Capital, as Agent and Lender and the other Lenders signatory from time to time to the Agreement.

                  "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

                  "Applicable L/C Margin" shall mean the per annum fee payable with respect to outstanding Letter of Credit Obligations as set forth in Section 1.5(a).

                  "Applicable Margins" means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver BA Margin and the Applicable Term Loan BA Margin.

                  "Applicable Revolver Index Margin" shall mean the per annum interest rate payable in addition to the Canadian Index Rate applicable to the Revolving Loan, as set forth in Section 1.5(a) of the Agreement.

                  "Applicable Revolver BA Margin" shall mean the per annum interest rate from time to time payable in addition to the BA Rate applicable to the Revolving Loan, as set forth in Section 1.5(a) of the Agreement.

                  "Applicable Term Loan Index Margin" shall mean the per annum interest rate from time to time payable in addition to the Canadian Index Rate applicable to the Term Loan, as set forth in Section 1.5(a) of the Agreement.

                  "Applicable Term Loan BA Margin" shall mean the per annum interest rate from time to time payable in addition to the BA Rate applicable to the Term Loan, as set forth in Section 1.5(a) of the Agreement.

                  "Applicable Unused Line Fee Margin" shall mean the per annum fee, from time to time payable in respect to Borrower's non-use of committed funds pursuant to Section 1.9(b), which fee is set forth in Section 1.5(a).

                  "Assignment Agreement" shall have the meaning assigned to it in Section 9.1(a).

                  "BA Rate" shall mean, in respect of any BA Period applicable to a BA Rate Loan, the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian dollar bankers' acceptances) applicable to Canadian dollar bankers' acceptances with a term comparable to such BA Period as of 10:00 a.m. (Toronto time) two Business Days before the first day of such BA Period. If for any reason the Reuters Monitor Screen rates are unavailable, BA Rate means the rate of interest determined by Agent which is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers' acceptances with a term comparable to such BA Period as of 10:00 a.m. (Toronto time) two Business Days before the first day of such BA Period.

                  "BA Rate Loan" shall mean a loan denominated in Canadian Dollars which bears interest at a rate based on the BA Rate.

                  "BA Period" shall mean with respect to any BA Rate Loan bearing interest at a rate based on the BA Rate, a period of 30, 60 or 90 days commencing on a Business Day selected by Borrower in its irrevocable Notice of Revolving Credit Advance or Notice of Conversion/Continuation - BA Rate with respect to such BA Rate Loan delivered to Agent in accordance with Section 1.1(1) or 1.5(5)(as applicable). Notwithstanding the foregoing, all BA Periods shall be adjusted in accordance with Section 1.5(2); provided that the foregoing provision relating to BA Periods is subject to the following:

                  (a) any BA Period that would otherwise extend beyond the relevant Commitment Termination Date shall end on the Business Day immediately preceding such Commitment Termination Date;

                  (b) Borrower shall select BA Periods so as not to require a payment or prepayment of any BA Rate Loan during a BA Period for such Loan; and

                  (c) Borrower shall select BA Periods so there shall be no more than a total of four (4) separate BA Rate Loans and BA Loans in existence at any one time.

                  "Borrower" shall have the meaning assigned thereto in the recitals to the Agreement.

                  "Borrower Accounts" shall have the meaning assigned to it in Annex C.

                  "Borrowing Availability" shall have the meaning assigned to it in Section 1.1(a)(i).

                  "Borrowing Base" shall mean, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a) up to eighty-five percent (85%) of the book value of Borrower's Eligible Accounts, less any Reserves established by Agent at such time; and

(b) up to sixty percent (60%) of the book value of Borrower's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less any Reserves established by Agent at such time.

                  "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or New York and in reference to BA Loans shall mean any such day that is also a BA Business Day.

                  "Canadian Dollar Equivalent" means the Canadian dollar equivalent to any amount expressed in U.S. dollars, calculated using the spot rate available to the Agent for the purchase of United States dollars with Canadian dollars in Toronto, Ontario, as at noon, on the date of determination.


                  "Canadian Index Rate" shall mean, at any date, the greater of
(1) the annual rate of interest determined by Agent which is equal to the highest annual rate of interest announced from time to time by any of The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce, as being its reference rate in effect on such date (or if such date is not a Business Date, on the Business Day immediately preceding such date) for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada (that is, prime rate), in each case regardless of whether any of such banks actually charges such rate of interest in connection with extensions of credit in Canadian Dollars to debtors; and (2) the BA Rate in respect of a BA Period of 30 days commencing on such date, plus 1.50% per annum. Each change in any interest rate provided for in the Agreement based upon the Canadian Index Rate shall take effect at the time of such change in the Canadian Index Rate.

                  "Canadian Index Rate Loan" shall mean a loan denominated in Canadian Dollars that bears interest at a rate based on the Canadian Index Rate.

                  "Canadian Loan Guaranty" shall mean the Guaranty of even date herewith executed by Parent Company in favor of Agent and Lenders.

                  "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.

                  "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                  "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                  "Cash Management Systems" shall have the meaning assigned to it in Section 1.9.

                  "Change of Control" means Zomax Canada Acquisition, LLC shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower.

                  "Charges" shall mean all federal, provincial, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

                  "Chattel Paper" shall mean any "chattel paper," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located.

                  "Closing Date" shall mean January ____, 199__.

                  "Closing Checklist" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

                  "Collateral" shall mean the property covered by the Security Agreement, and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

                  "Collateral Documents" shall mean the Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

                  "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex F.

                  "Collection Account" shall mean that certain account of Agent, account number 1011519, Transit number 00002, Bank number 003 in the name of Agent at Royal Bank of Canada, 200 Bay Street, Main Branch, Toronto, Ontario for Canadian funds, and account number 4002739, Transit number 00002, Bank number 003, in the name of Agent at Royal Bank of Canada, 200 Bay Street, Main Branch, Toronto, Ontario, for US funds, or such other account as Agent shall specify.

                  "Commitment Termination Date" shall mean the earliest of (a) _______________, ____, (b) the date of termination of Lenders' obligations to make Advances and/or incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitment and the Swing Line Commitment to zero dollars, and (d) the date of the "Commitment Termination Date" as defined in the US Credit Agreement.

                  "Commitments" shall mean (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitments, which aggregate commitment shall be the Canadian Dollar Equivalent of US $7,500,000 on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

                  "Compliance Certificate" shall have the meaning assigned to it in Annex E.

                  "Contracts" shall mean all "contracts," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

                  "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

                  "Copyrights" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

                  "Credit Parties" shall mean Borrower and each of its Subsidiaries.

                  "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "Default Rate" shall have the meaning assigned to it in
Section 1.5(d).

                  "Disbursement Accounts" shall have the meaning assigned to it on Annex C.

                  "Disclosure Schedules" shall mean the Schedules prepared by Borrower and denominated as Disclosure Schedules 1.4 through 6.7 in the Index to the Agreement.

                  "Documents" shall mean any "documents," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located.

                  "Dollars" or "$" shall mean lawful currency of Canada.

                  "EBITDA" shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus
(c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

                  "Eligible Accounts" shall have the meaning assigned to it in
Section 1.6 of the Agreement.

                  "Eligible Inventory" shall have the meaning assigned to it in
Section 1.7 of the Agreement.

                  "Environmental Laws" shall mean all applicable federal, provincial, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

                  "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                  "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

                  "Equipment" shall mean all "equipment," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

                  "Event of Default" shall have the meaning assigned to it in
Section 8.1.

                  "Fees" shall mean any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

                  "Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 of the US Credit Agreement and Annex E to the Agreement.

                  "Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

                  "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower occurring during a Fiscal Year.

                  "Fiscal Year" shall mean any of the annual accounting periods of Borrower ending on the Friday closest to December 31 of each year.

                  "Fixed Charges" shall mean, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period, plus (d) taxes paid in cash by such Person during such period.

                  "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges. In computing Fixed Charges for any fiscal period, interest and principal payments that are due within one week after the end of that fiscal period, without duplication, shall be deemed to have been paid on the last day of that fiscal period.

                  "Fixtures" shall mean any "fixtures" as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party.

                  "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one
(1) year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one (1) year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

                  "GAAP" shall mean generally accepted accounting principles in Canada or the United States of America, as applicable, consistently applied, as such term is further defined in Annex G to the Agreement.

                  "GE Capital (US)" shall General Electric Capital Corporation, a New York corporation.

                  "General Intangibles" shall mean any "general intangibles," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, and, in any event, including all right, title and interest which such Credit Party may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person
(a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                  "Indebtedness" of any Person shall mean without duplication
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Canadian Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

                  "Indemnified Liabilities" shall have the meaning assigned to it in Section 1.13.

                  "Instruments" shall mean any "instrument," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

                  "Intercompany Note" shall have the meaning assigned to it in
Section 6.3.

                  "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

                  "Interest Payment Date" means (a) as to any Canadian Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, (b) as to any BA Loan, the last day of the applicable BA Period; provided, that in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and
(y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

                  "Inventory" shall mean any "inventory," as such term is defined in the PPSA, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

                  "Investment Property" shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by any Credit Party; (iv) all commodity contracts held by any Credit Party; and (v) all commodity accounts held by any Credit Party.

                  "L/C Issuer" shall have the meaning assigned to such term in Annex B.

                  "Lenders" shall mean GE Capital, the other Lenders named on the signature page of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include such assignee.

                  "Letter of Credit Fee" has the meaning ascribed thereto in Annex B.

                  "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Agent or purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Agent or Lenders thereupon or pursuant thereto.

                  "Letters of Credit" shall mean commercial or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers' acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

                  "Leverage Ratio" shall mean, with respect to Borrower, on a consolidated basis, the ratio of (a) Funded Debt as of any date of determination, to (b) the sum of EBITDA less Capital Expenditures for the twelve
(12) months ending on that date of determination.

                  "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

                  "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA or comparable law of any jurisdiction).

                  "Litigation" shall have the meaning assigned to it in Section 3.13.

                  "Loan Account" shall have the meaning assigned to it in
Section 1.12.

                  "Loan Documents" shall mean the Agreement, the Notes, the Guaranty, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent and/or Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

                  "Loans" shall mean the Revolving Loan, the Swing Line Loan and the Term Loan.

                  "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Credit Party or any of the businesses acquired from Sellers pursuant to the Acquisition Agreements, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents. Without limiting the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in costs and/or liabilities in excess of the lesser of $150,000 and ten percent (10%) of Borrowing Availability as of any date of determination shall be deemed to have had Material Adverse Effect.

                  "Maximum Amount" shall mean, at any particular time, an amount equal to the Revolving Loan Commitment of all Lenders.

                  "Net Borrowing Availability" shall mean as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case less the sum of the Revolving Loan and Swing Line Loan then outstanding.

                  "Non-Funding Lender" shall have the meaning assigned to it in
Section 9.9(a)(ii).

                  "Notes" shall mean the Revolving Notes, the Swing Line Note and the Term Notes, collectively.

                  "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 1.5(e).

                  "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

                  "Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), Fees, Charges, expenses, reasonable attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

                  "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

                  "Parent Company" shall mean Zomax Optical Media, Inc.

                  "Parent LLC" shall mean Zomax Canada Acquisition, LLC.

                  "Patent Security Agreements" shall mean the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

                  "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

                  "Patents" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

                  "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $25,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereinafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "PPSA" shall mean the Personal Property Security Act (Ontario) as the same may, from time to time, be enacted and in effect;

                  "Proceeds" shall mean "proceeds," as such term is defined in the PPSA and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

                  "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of December __, 1998 after giving pro forma effect to the Related Transactions.

                  "Projections" means the forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, of the Parent Company all prepared on a Subsidiary by Subsidiary or division by division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

                  "Pro Rata Share" shall mean with respect to all matters relating to any Lender (a) with respect to the Revolving Loan (including the Swing Line Loan as a subset of the Swing Line Lender's Revolving Loan), the percentage obtained by dividing (i) the Revolving Loan Commitment (including the Swing Line Commitment as a subset of the Swing Line Lender's Revolving Loan Commitment), by (ii) the aggregate Revolving Loan Commitments, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by
(ii) the outstanding principal balance of the Loans held by all Lenders.

                  "Real Estate" shall have the meaning assigned to it in Section 3.6.

                  "Refunded Swing Line Loan" shall have the meaning assigned to it in Section 1.1(c)(iii).

                  "Related Transactions" means each borrowing under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

                  "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                  "Requisite Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or
(b) if the Commitments have been terminated, more than sixty six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Loans.

                  "Requisite Revolving Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%)of the aggregate outstanding amount of the Revolving Loan.

                  "Reserves" shall mean, with respect to the Borrowing Base of Borrower (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability of Borrower which Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established for dilution of Accounts and to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

                  "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course to stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

                  "Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a)(i).

                  "Revolving Lenders" shall mean, as of any date of determination, Lenders having a Revolving Loan Commitment.

                  "Revolving Loan" shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

                  "Revolving Loan Commitment" shall mean (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances (including without duplication Swing Line Advances as a subset of the Swing Line Lender's Revolving Loan Commitment) and/or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances (including without duplication Swing Line Advances as a subset of the Swing Line Lender's Revolving Loan Commitment) and/or incur Letter of Credit Obligations, which aggregate commitment shall be the Canadian Dollar Equivalent of Five Million US Dollars ($5,00,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

                  "Revolving Note" shall have the meaning assigned to it in
Section 1.1(a)(ii).

                  "Security Agreement" shall mean the Security Agreement of even date herewith entered into among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

                  "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

                  "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

                  "Subordinated Debt" shall mean any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

                  "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

                  "Supermajority Revolving Lenders" shall mean (a) Lenders having eighty percent (80%) or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, eighty percent (80%) or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

                  "Swing Line Advance" has the meaning assigned to it in Section 1.1(c)(i).

                  "Swing Line Availability" has the meaning assigned to it in
Section 1.1(c)(i).

                  "Swing Line Commitment" shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

                  "Swing Line Lender" shall mean GE Capital.

                  "Swing Line Loan" shall mean at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

                  "Swing Line Note" has the meaning assigned to it in Section 1.1(c)(ii).

                  "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or any political subdivision thereof.

                  "Term Lenders" shall mean those Lenders having Term Loan Commitments.

                  "Term Loan" shall have the meaning assigned to it in Section 1.1(b)(i).

                  "Term Loan Commitment" shall mean (a) as to any Term Lender, the commitment of such Term Lender to make its Pro Rata Share of the Term Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Term Lender, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make the Term Loan, which aggregate commitment shall be the Canadian Dollar Equivalent (as determined on the Closing
Date) to USD $2,500,000 on the Closing Date, as to each of clauses (a) and (b), as such Term Loan Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

                  "Term Note" shall have the meaning assigned to it in Section 1.1(b)(i).

                  "Termination Date" shall mean the date on which the Loans have been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged and Letter of Credit Obligations have been cash collateralized, cancelled or backed by stand-by letters of credit in accordance with Annex B, and Borrower shall not have any further right to borrow any monies under the Agreement.

                  "Third Party Interactives" shall mean all Persons with whom any Credit Party exchanges data electronically in the ordinary course of business, including, without limitation, customers, suppliers, third-party vendors, subcontractors, processors-converters, shippers and warehousemen.

                  "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

                  "Trademarks" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

                  "US Credit Agreement" shall mean the Credit Agreement by and among Parent Company, GE Capital (US), as agent thereunder, and the lenders from time to time as parties thereto.

                  "USD" shall mean lawful currency of the United States of America.

                  "Year 2000 Assessment" shall mean a comprehensive written assessment of the nature and extent of each Credit Party's Year 2000 Problems and Year 2000 Date Sensitive Systems/Components, including, without limitation, Year 2000 Problems regarding data exchanges with Third Party Interactives.

                  "Year 2000 Corrective Actions" shall mean, as to each Credit Party, all actions necessary to eliminate such Person's Year 2000 Problems, including, without limitation, computer code enhancements and revisions, upgrades and replacements of Year 2000 Date Sensitive Systems/Components, and coordination of such enhancements, revisions, upgrades and replacements with Third Party Interactives.

                  "Year 2000 Corrective Plan" shall mean, with respect to each Credit Party, a comprehensive plan to eliminate all of its Year 2000 Problems on or before November 30, 1999, including without limitation (i) computer code enhancements or revisions, (ii) upgrades or replacements of Year 2000 Date Sensitive Systems/Components, (iii) test and validation procedures, (iv) an implementation time line and budget and (v) designation of specific employees who will be responsible for planning, coordinating and implementing each phase or subpart of the Year 2000 Corrective Plan.

                  "Year 2000 Date Sensitive System/Component" shall mean, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar related data accurately; such systems and components shall include, without limitation, mainframe computers, file server/client systems, computer workstations, routers, hubs, other network related hardware, and other computer related software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems.

                  "Year 2000 Implementation Testing" shall mean, as to each Credit Party, (i) the performance of test and validation procedures regarding Year 2000 Corrective Actions on a unit basis and on a systemwide basis; (ii) the performance of test and validation procedures regarding data exchanges among the Credit Parties' Year 2000 Date Sensitive Systems/Components and data exchanges with Third Party Interactives, and (iii) the design and implementation of additional Corrective Actions, the need for which has been demonstrated by test and validation procedures.

                  "Year 2000 Problems" shall mean, with respect to each Credit Party, limitations on the capacity or readiness of any such Credit Party's Year 2000 Date Sensitive Systems/Components to accurately accept, create, manipulate, sort, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including, without limitation, exchanges of information among Year 2000 Date Sensitive Systems/Components of the Credit Parties and exchanges of information among the Credit Parties and Year 2000 Date Sensitive Systems/Components of Third Party Interactives and functionality of peripheral interfaces, firmware and embedded microchips.

                  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the PPSA as in effect in the State of Illinois to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

                  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                              ANNEX B (Section 1.2)
                                       to
                                CREDIT AGREEMENT


                                LETTERS OF CREDIT

                  (a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an "L/C Issuer")) for Borrower's account and guaranteed by Agent; provided, however, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) $1,000,000 (the "L/C Sublimit"), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date which is more than one (1) year following the date of issuance thereof, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date which is later than the Commitment Termination Date.

                  (b)      Advances Automatic; Participations.

                  (i) In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender's Pro Rata Share of any such payment.

                  (ii) If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (i) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

                  (c) Cash Collateral. If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, Borrower will pay to Agent for the benefit of Revolving Lenders cash or cash equivalents acceptable to Agent ("Cash Equivalents") in an amount equal to one hundred five percent (105%) of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

                  If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (i) provide cash collateral therefor in the manner described above, or (ii) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (iii) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to one hundred five percent (105%) of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

                  From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.

                  Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations when due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law.

                  (d) Fees and Expenses. Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (x) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (y) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

                  (e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two (2) Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guarantied and, to the extent not previously delivered to Agent, copies of all agreements between Borrower and the L/C Issuer pertaining to the issuance of Letters of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

                  (f) Obligation Absolute. The obligation of Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

                  (ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

                  (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty;

                  (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

                  (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

                  (g)      Indemnification; Nature of Lenders' Duties.

                  (i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys' fees and allocated costs of internal counsel) which Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

                  (ii) As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) for any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder or under the Agreement.

                  (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer.

                              ANNEX C (Section 1.9)
                                       to
                                CREDIT AGREEMENT

                             CASH MANAGEMENT SYSTEMS


                  Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

                  (a) On or before the Closing Date and until the Termination Date, Borrower shall (i) establish lock boxes ("Lock Boxes") at one or more of the banks set forth on Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into bank accounts in Borrower's name or any such Subsidiary's name (collectively, the "Borrower Accounts") at banks set forth on Disclosure Schedule (3.19) (each, a "Relationship Bank").

                  (b) On or before the Closing Date (or such later date as Agent shall consent to in writing), all Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Borrower and Subsidiaries thereof, as applicable, in form and substance acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account are held by such bank as agent or bailee-in-possession for Agent, on behalf of Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Borrower Account is located, such bank agrees to forward immediately all amounts in each Borrower Account to the Collection Account through daily sweeps from such Borrower Account into the Collection Account. Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

                  (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.16) to add or replace a Relationship Bank, Lock Box or Borrower Account or to replace any Disbursement Account; provided, however, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and
(ii) prior to the time of the opening of such account or Lock Box, Borrower and/or the Subsidiaries thereof, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance satisfactory to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Agent that the operating performance, funds transfer and/or availability procedures or performance with respect to accounts or lockboxes of the bank holding such accounts or Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

                  (d) The Lock Boxes, Borrower Accounts, and Disbursement Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

                  (e) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.11 of the Agreement and shall be applied (and allocated) by Agent in accordance with Section 1.12 of the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

                  (f) Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of
Section 1.4.

                  (g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "Related Person") to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items or payment, deposit the same into a Borrower Account. Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or items of payment constituting proceeds of Collateral are the property of Agent and Lenders. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Borrower Accounts.

                            ANNEX D (Section 2.1(a))
                                       to
                                CREDIT AGREEMENT

                    SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS


                  In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

B. Revolving Notes, Swing Line Note and Term Notes. Duly executed originals of the Revolving Notes, Swing Line Note and Term Notes for each applicable Lender, dated the Closing Date.

C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

D. Insurance. Satisfactory evidence that the insurance policies required by
Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

E. Security Interests and PPSA Filings.

                  (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the PPSA, Quebec Civil Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of PPSA, Quebec Civil Code and search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date).

                  (b) Evidence satisfactory to Agent, including copies, of all financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

                  (c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower.

F. Termination Statements. Financing change statements or consent to discharge in form and substance satisfactory to Agent, by the Prior Lender releasing all liens and discharges all security interests of Prior Lender upon any of the personal property of each Credit Party, except for the Liens in favor of Prior Lender described on Schedule 6.7; and termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor or for the benefit of Prior Lender or relating to the Prior Lender Obligations.

G. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of Borrower as of November 30, 1998.

H. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

I. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan and the initial Revolving Credit Advance.

J. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, satisfactory to Agent, with the banks as required by Annex C.

K. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

L. Bylaws and Resolutions. For each Credit Party, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

M. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

N. Opinions of Counsel. Duly executed originals of opinions of Fredrikson & Byron, P.A., counsel for the Credit Parties, together with any local counsel opinions requested by Agent, each in form and substance satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

O. Solvency Certificate. The Credit Parties shall deliver to Agent for the benefit of Lenders a solvency certificate satisfactory in form and substance satisfactory to Agent.

P. Officer's Certificate. Agent shall have received duly executed originals of a certificate of the Chief Financial Officer of Borrower, dated the Closing Date, stating that, since December 27, 1998 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

Q. Waivers. Agent, on behalf of Lenders, shall have received landlord waivers and consents, non-offset agreements, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to
Section 5.9.

R. Audited Financials; Financial Condition. Agent shall have received Borrower's final Financial Statements for its most recent Fiscal Year end. Borrower shall have provided Agent with its current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, the Pro Forma, Projections, Fair Salable Balance Sheet, and a Borrowing Base Certificate with respect to Borrower certified by its Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; (d) the Fair Salable Balance Sheet was prepared on the same basis as the Pro Forma, except that Borrower's assets are set forth therein at their fair salable values on a going concern basis and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof; and (e) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request.

S. US Loan Documents. Duly executed originals of the US Loan Documents, dated the Closing Date.

T. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

                            ANNEX E (Section 4.1(a))
                                       to
                                CREDIT AGREEMENT

                FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING


                  Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

                  (a) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

                  (b) Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with any securities or exchange commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person;

                  (c) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default;

                  (d) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6 of the Agreement;

                  (e) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened (in writing) against any Credit Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall;

                  (f) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4 of the Agreement;

                  (g) Lease Default Notices. To Agent, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may request in its reasonable discretion; and

                  (h) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall, from time to time, request.

                            ANNEX F (Section 4.1(b))
                                       to
                                CREDIT AGREEMENT

                               COLLATERAL REPORTS


                  Borrower shall deliver or cause to be delivered the following:

                  (a) To Agent, upon its request, and in no event less frequently than ten (10) days after the end of each Fiscal Month (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), each of the following:

                  (i) a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (ii) with respect to Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

                  (iii) with respect to Borrower, a monthly trial balance showing Accounts outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

                  (b) To Agent, on a weekly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing
Date), collateral reports with respect to Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (c) To Agent, at the time of delivery of each of the monthly and quarterly Financial Statements delivered pursuant to Annex E, a reconciliation of the Accounts trial balance and month-end Inventory reports of Borrower to Borrower's general ledger and monthly Financial Statements delivered pursuant to such Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (d) To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Financial Administration Act; and
(ii) a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Credit Party thereof has filed in the prior Fiscal Quarter;

                  (e) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, which Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

                  (f) Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to Agent; and

                  (g) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

                             ANNEX G (Section 6.10)
                                       to
                                CREDIT AGREEMENT

                               FINANCIAL COVENANTS


                  Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

                  (a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

        Period                           Maximum Capital Expenditures per Period

        Fiscal Year 1999 and                              $750,000
        each Fiscal Year thereafter

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (a) fifty percent (50%) of the amount of permitted Capital Expenditures for the immediately prior period, and (b) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the "Carry Over Amount"), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.

                  (b) Minimum Fixed Charge Coverage Ratio (Borrower Stand Alone). Borrower shall have at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before September __, 1999 the period commencing on January 1, 1999 and ending on the last day of such Fiscal Quarter) of not less than the following:

                     ____ for the Fiscal Quarter ending __________, 19__;
                     ____ for the Fiscal Quarter ending __________, 19__;
                     ____ for the Fiscal Quarter ending __________, 19__;
                     ____ for the Fiscal Quarter ending __________, 19__;
                     ____ for the Fiscal Quarter ending __________, 19__ and
                     ____ for each Fiscal Quarter ending thereafter

                  Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or by the Canadian Institute of Chartered Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by Borrower's chartered accountants; and (c) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                            ANNEX H (Section 1.1(d))
                                       to
                                CREDIT AGREEMENT

                       LENDERS' WIRE TRANSFER INFORMATION


                                 CANADIAN FUNDS

                           GECCI - Commercial Finance
                              Royal Bank of Canada
                             Account Number 1011519
                              Transit Number 00002
                                 Bank Number 003
                                 200 Bay Street
                                   Main Branch
                                Toronto, Ontario
                                   Ref: Zomax

                                    US FUNDS

                           GECCI - Commercial Finance
                              Royal Bank of Canada
                             Account Number 4002739
                              Transit Number 00002
                                 Bank Number 003
                                 200 Bay Street
                                   Main Branch
                                Toronto, Ontario
                                   Ref: Zomax

                             ANNEX I (Section 11.10)
                                       to
                                CREDIT AGREEMENT

                                NOTICE ADDRESSES

(A)      If to Agent or GE Capital, at

         123 Front Street West
         Suite 1400, P.O. Box 14
         Toronto, Ontario M5J 2M2
         Attention: Zomax Account Manager

         Telecopier No.:  (416) 842-1779
         Telephone No.:  (416) 842-1777

         with copies to:

         General Electric Capital Corporation
         10 South LaSalle Street, Suite 2700
         Chicago, Illinois 60603
         Attention:  Zomax Account Manager

         Telecopier No.:  (312) 419-5992
         Telephone No.:  (312) 419-0985

         with copies to:

         Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd.
         55 East Monroe Street, Suite 3700
         Chicago, Illinois  60603
         Attention:  Gary Zussman

         Telecopier No.:  (312) 332-2196
         Telephone No.:  (312) 201-3940

         and

         General Electric Capital Corporation
         201 High Ridge Road
         Stamford, Connecticut 06927-5100
         Attention:  Corporate Counsel-Commercial Finance

         Telecopier No.:  (203) 316-7889
         Telephone No.:  (203) 316-7552

(B)      If to Borrower, at

         Zomax Optical Media, Inc.
         5353 Nathan Lane
         Plymouth, Minnesota  55442
         Attention:  Mr. James E. Flaherty

         Telecopier No.:  (612) 519-3710
         Telephone No.:  (612) 577-3545

         Note:
         we have some - 2 in Arnprior, Ontario, one in Dorval, Quebec Zomax Canada Inc.
         10 Didak Avenue
         Arnprior, Ontario, K7S 3H2

         90 De Costa Street
         Arnprior, Ontario,

         Dorval (uncertain)
         see checklist lease listing


         With copies to:

         Fredrikson & Byron, P.A.
         1100 International Centre
         900 Second Avenue South
         Minneapolis, Minnesota  55402-3397
         Attention:  Lynn M. Gardin

         Telecopier No.:  (612) 347-7077
         Telephone No.:  (612) 347-7102

                 ANNEX J (from Annex A - Commitments definition)
                                       to
                                CREDIT AGREEMENT


Lender(s):
----------------------
Revolving Loan Commitment
(including a Swing Line Commitment
of $            )
Term Loan Commitment:                 Canadian Dollar Equivalent to US$2,500,000